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Exhibit 99.1
                             For Immediate Release
                               November 1, 2001

                        First Century Bankshares, Inc.
                        Reports Third Quarter Earnings

     Bluefield, WV - First Century Bankshares, Inc., Bluefield, West Virginia, (OTCBB - FCBS) a $382 million bank holding company, announced earnings of $329,000 for the three-month period ending September 30, 2001. This represents a 66 percent decrease from the $979,000 earned during the same period in 2000. On a per share basis, net income decreased to $0.16 from $0.49. This decrease in earnings was attributable to two primary factors. First, the Corporation continued to experienced a decrease in its net interest margin, due to the rapidly declining interest rate environment during 2001. Secondly, earnings were affected by an increase in the provision for loan losses of $424,000, due principally to management's efforts to address the deterioration of certain commercial loans in the Corporation's portfolio. This deterioration has developed due to the slowing economy in the Corporation's primary trade area. Earnings were in line with management's expectations for the third quarter. The Corporation is focusing on efforts to improve earnings to more normal levels in the fourth quarter of 2001.

     Nonperforming assets, including nonaccrual loans, loans past-due over 90 days and other real estate owned, showed continued improvement during the third quarter of 2001. Nonperforming assets as a percentage of total loans improved from 3.31% at June 30, 2001, to 2.42% at September 30, 2001.

     The performance of the Corporation during the third quarter resulted in net income of $1,450,000 for the nine-month period ending September 30, 2001. This represents a 48.3 percent decrease from the $2,804,000 earned during the same period in 2000. On a per share basis, net income decreased to $0.73 from $1.40. Earnings through September 30, 2001 reflect a return on average assets (ROAA) of
0.51 percent, and a return on average equity (ROAE) of 5.94 percent.

     Dividends for the third quarter of 2001 were maintained at $0.20 per share, bringing the total dividend for 2001 to $0.60 per share. Management believes the recent earnings performance is not indicative of long term expectations and is committed to maintaining the exceptional dividend paid to stockholders.

     First Century Bankshares, Inc. is a bank holding company, that owns First Century Bank, N.A., headquartered in Bluefield, West Virginia, with 11 offices and 14 ATM locations throughout southern West Virginia and southwestern Virginia.

     This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions which may affect the Corporation's primary market area; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

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